EXHIBIT e(1)(c)

                     AMENDMENT TO THE DISTRIBUTION AGREEMENT
                   BY AND BETWEEN THE SARATOGA ADVANTAGE TRUST
                           AND FUNDS DISTRIBUTOR, INC.

         Amendment made as of July 20, 2001 to the Distribution Agreement dated as of September 21, 1999 (the "Agreement"), by and between The Saratoga Advantage Trust (the "Trust") and Funds Distributor, Inc. ("FDI").

                                   WITNESSETH:

WHEREAS, the Trust and FDI desire to make an amendment to the Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.   That the following clause be added to the Agreement:

          1.14 From time to time, each party shall be permitted reasonable access to records maintained by the other party in connection with this Agreement to the extent necessary to perform its obligations hereunder; PROVIDED, HOWEVER, that to the extent a party provides records containing information relating to a customer of that party, the party receiving such records shall use the information contained in such records solely for the purpose of fulfilling its obligations under this Agreement and applicable law and for no other purpose.

2. Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.


                                              THE SARATOGA ADVANTAGE TRUST


                                              By:   /s/ Bruce E. Ventimiglia
                                                    ---------------------------

                                              FUNDS DISTRIBUTOR, INC.

                                              By:   /s/ Patrick W. McKeon
                                                    ---------------------------